Exhibit 99.1

Real Goods Solar Reports First Quarter 2013 Results

Louisville, CO, May 8, 2013 – Real Goods Solar, Inc. (NASDAQ: RSOL), a nationwide leader of turnkey solar energy solutions for residential, commercial, and utility customers, reported results for the first quarter ended March 31, 2013.

Q1 2013 Highlights

•	Deployed solar energy systems totaling more than 4.6 megawatts (MW), up 23% versus Q1 2012.

•

Selected by a leading production homebuilder and began installations to deploy solar in a number of its new communities in California, with the potential to expand to other states. Real Goods Solar is managing the design, engineering, installation, and service of these residential solar systems.

•	Expanded solar service options through Sunrun to homeowners in the key solar markets of California, Colorado, Massachusetts, and New York.

•	Began an aggressive ramp up in the New York residential market to benefit from the favorable solar economics in the state and to further leverage the company’s strong Northeast presence.

•

Launched Shop.RealGoods.com, offering cost-savings solutions for homeowners and businesses looking to ‘go green.’ The new online store offers the latest in solar power and environmentally-friendly solutions for both home and business.

•

Engaged by the City of El Cerrito, California to design and install 336 kilowatts of solar power on several rooftops and solar carport structures at the city’s community center, public safety building, recycling center and fire station.

Q1 2013 Financial Results

Total revenue for the first quarter of 2013 decreased 8% to $16.8 million, as compared to $18.3 million in the same quarter last year. The revenue decline reflects lower prices paid by customers as a result of general market conditions and pricing pressures within the solar installation market. The decrease in the average selling price of solar energy systems more than offset the increase in the company’s deployed solar energy systems versus the same year-ago quarter.

Gross profit was $4.6 million or 27.4% of net revenue in the first quarter of 2013, compared to $6.4 million or 35.2% of net revenue in the same quarter last year. The gross margin decrease primarily reflects the impact of lower pricing related to residential and commercial projects.

Operating expenses were $8.0 million for the first quarter of 2013 compared to $9.4 million for the same quarter last year. The decrease in operating expenses is primarily attributable to reduction in payroll and other personnel costs associated with improved productivity and more efficient back-office functions as well as other cost saving initiatives.

Loss from operations was $3.4 million in the first quarter of 2013 versus to $3.0 million in the first quarter of 2012.

Net loss for the first quarter of 2013 was $3.8 million or $(0.14) per share, compared to net loss of $1.9 million or $(0.07) per share in the same quarter last year. The increase in the net loss reflects the impact of lower selling prices and an increase in interest expense. In addition, the first quarter of 2012 included an income tax benefit of $1.2 million, whereas no such benefit was recorded in the first quarter of 2013.

Cash was $3.5 million at March 31, 2013. On March 27, 2013, the company obtained an extension of its $6.5 million revolving line of credit with Silicon Valley Bank through September 30, 2013. The company also extended the maturity dates of the $6.85 million of related party debt to April and May of 2014.

Management Commentary

“During the first quarter, we continued to focus on driving growth in deployments, reducing cost, and improving overall productivity,” said Real Goods Solar CEO Kam Mofid. “Our total solar power systems deployed increased 23% to 4.6 megawatts while we also significantly reduced operating expenses from prior quarter, reflecting a more efficient operational structure and a much more disciplined approach towards managing all facets of the business. Operating expense reductions involved decreasing personnel costs along with enhancing productivity through more efficient business processes and greater project level control over working capital deployed and labor utilized.

“We see continued growth in our solar power deployments, supported by the strong operational progress during the quarter which also included a new partnership with Sunrun, a new e-commerce business unit and online store, Shop.RealGoods.com, and continued strengthening of our commercial pipeline with projects like the City of El Cerrito. We also announced an important expansion of our homebuilder program with a leading national production homebuilder to bring solar to all the homes in a number of their new communities, first in California and then potentially to other states. We believe the progress and momentum we established in the first quarter, which has continued to build in the second quarter, has set the stage for strong performance improvements in 2013.

“In fact, we announced after the end of the quarter that we strengthened our presence in key solar states, particularly in California with the Stockton Unified School District project to deploy solar power systems at 18 schools and facilities in 2013 and 2014. We also further expanded our educational customer base with the recently announced Church Farm School’s solar installation, helping this educational institution reduce its operating costs and environmental impact.

“These latest installations reflect how the combination of state and federal incentives, attractive solar financing options and declining system costs are making it easier and increasingly more beneficial for businesses and homeowners to embrace solar energy. With these tailwinds and improved internal performance and capabilities, we will continue to strengthen our position as a leading downstream solar solutions provider. We also plan to leverage our now more efficient and scalable infrastructure to penetrate key markets and expand our western and northeastern footprints.”

Conference Call and Webcast

Real Goods Solar will hold a conference call to discuss its first quarter 2013 financial results on Wednesday, May 9, 2013 at 11:00 a.m. Eastern time. Management will host the presentation, followed by a question and answer period.

Date: Thursday, May 9, 2013

Time: 11:00 a.m. Eastern time (9:00 a.m. Mountain time)

Dial-In number: 1-877-941-8418

International: 1-480-629-9809

Conference ID: 4618376

Webcast: http://public.viavid.com/index.php?id=104661

The conference call will be webcast live and available for replay via the investor relations section of the company’s website at RealGoodsSolar.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 2:00 p.m. Eastern time on the same day through May 16, 2013.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4618376

About Real Goods Solar, Inc.

Real Goods Solar, Inc. (NASDAQ: RSOL) is the nation’s pioneer in delivering commercial, residential and utility turn-key solar energy solutions. Beginning with the very first photovoltaic panel sold in the U.S. in 1978, the company has installed more than 14,500 solar power systems representing more than 100 megawatts of clean energy. As one of the nation’s largest and most experienced solar power installers, the company has 15 offices across the West and the Northeast. Real Goods Solar makes it easy for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support. For more information about Real Goods Solar, go to RealGoodsSolar.com or call 1-888-507-2561.

Forward-looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Media and Investor Relations Contact:

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RSOL@liolios.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31, 2013		Three Months Ended March 31, 2012
Net revenue	$16,793	100.0%	$18,256	100.0%
Cost of goods sold	12,201	72.6%	11,829	64.8%

Gross profit	4,592	27.4%	6,427	35.2%
Operating expenses	7,957	47.4%	9,430	51.7%

Loss from operations	(3,365)	-20.0%	(3,003)	-16.5%
Interest expense	(428)	-2.6%	(49)	-0.3%

Loss before income taxes	(3,793)	-22.6%	(3,052)	-16.8%
Income tax benefit	—	—%	(1,196)	-6.6%

Net loss	$(3,793)	-22.6%	$(1,856)	-10.2%

Weighted-average shares outstanding:
Basic	26,696		26,661
Diluted	26,696		26,661
Net loss per share:
Basic	$(0.14)		$(0.07)
Diluted	$(0.14)		$(0.07)

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash	$3,522	$10,390
Accounts receivable, net	10,953	13,902
Costs in excess of billings on uncompleted contracts	1,716	5,288
Inventory, net	6,096	5,711
Deferred costs on uncompleted contracts	708	896
Other current assets	2,016	2,130

Total current assets	25,011	38,317
Property and equipment, net	3,784	3,991

Total assets	$28,795	$42,308

Liabilities and shareholders’ equity
Current liabilities:
Line of Credit	$5,018	$6,498
Accounts payable	8,960	15,887
Accrued liabilities	2,824	4,943
Billings in excess of costs on uncompleted contracts	2,837	2,975
Payable to Gaiam	45	64
Related party debt	—	6,850
Debt	99	114
Capital lease obligations	230	213
Deferred revenue and other current liabilities	680	396

Total current liabilities	20,693	37,940
Related party debt	6,850	—
Debt, net of current portion	47	69
Capital lease obligations, net of current portion	333	374
Other liabilities	349	—

Total liabilities	28,272	38,383

Total shareholders’ equity	523	3,925

Total liabilities and shareholders’ equity	$28,795	$42,308